EXHIBIT 15.2
November 1, 2021

The Partners of Vornado Realty L.P.
New York, New York

We are aware that our report dated November 1, 2021, on our review of the interim financial information of Vornado Realty L.P. and subsidiaries appearing in this Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, is incorporated by reference in the joint Registration Statement No. 333-254965 on Form S-3 of Vornado Realty Trust and Vornado Realty L.P.

/s/ DELOITTE & TOUCHE LLP

New York, New York